UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tutor Perini Corporation

15901 Olden Street

Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2014

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”, “Tutor Perini”, “we”, “us”, or “our”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 28, 2014 at 10:00 a.m., Pacific Daylight Time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.              Elect ten (10) directors to hold office for a one-year term expiring at the Company’s 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.              Consider and ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2014;

3.              Consider an advisory vote on Tutor Perini’s executive compensation plans and programs; and

4.              Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 10, 2014 as the record date for the determination of the shareholders entitled to vote at the meeting.  Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Securities and Exchange Commission (“SEC”) rules permit us to furnish proxy materials to shareholders over the Internet.  We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.  If you would prefer to receive a paper copy of the proxy materials, you may request them by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903 or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

By order of the Board of Directors,

William B. Sparks, Secretary

Sylmar, California

April 17, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 28, 2014

The Proxy Statement and 2013 Annual Report are available at

http://investors.tutorperini.com/events-calendar/proxy-voting/default.aspx

2014 ANNUAL MEETING OF SHAREHOLDERS

i

ANNUAL MEETING OF SHAREHOLDERS

OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us” or “our”) of proxies for use in voting at the 2014 Annual Meeting of Shareholders (“Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 28, 2014, at 10:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  On or about April 17, 2014 proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 were made available over the Internet to shareholders entitled to vote at the Annual Meeting.  A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet was first sent, or given, to shareholders on or about April 17, 2014. The date of this proxy statement is April 17, 2014.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 10, 2014 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting.  As of April 10, 2014, the Company had outstanding 48,527,960 shares of common stock.  Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 10, 2014 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.  Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date.  However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions found in the “Contact Us” section of our website at www.tutorperini.com.

ADMISSION TO THE MEETING

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our common stock on the record date. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you should obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

PROXIES AND VOTING PROCEDURES

As discussed in the Notice of Internet Availability of Proxy Materials you received in the mail, if you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 27, 2014.  If you would prefer to receive a printed copy of the proxy materials, you may request it by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2014, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 3, advisory (non-binding) vote on the Company’s executive compensation plans and programs as disclosed in “Compensation Discussion and Analysis” starting on page 16, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.  This proposal is advisory in nature, which means that the vote is not binding upon the Company.  The opinions expressed by shareholders on this matter will be taken into consideration when making future executive compensation decisions.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2013 ANNUAL REPORT

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2013 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting/default.aspx.  On April 17, 2014, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2013 Annual Report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on any of the proposals discussed in this proxy statement.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy.  Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters.  If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm.  This ensures your shares will be voted at the meeting according to your instructions.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

REVOCATION OF PROXIES

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting.  Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws.  In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws.  Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Pursuant to Massachusetts General Laws, the Board previously was divided into three classes, with each class serving a three-year term.  In consideration of recent corporate governance trends and best practices, on March 20, 2013, the Board, in accordance with the provisions of Massachusetts General Laws, by majority vote elected to declassify the Board. As such, the terms of all current members of the Board of Directors will expire at the Annual Meeting of Shareholders on May 28, 2014.

The current Board of Directors consists of ten (10) members, seven of whom are independent directors.  The Board has nominated the following ten (10) directors to serve until the 2015 Annual Meeting of Shareholders. In accordance with our bylaws, each director nominee will be elected to serve a one-year term, unless he or she resigns, dies or is removed before his or her term expires, or until his or her successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Ronald N. Tutor	73	1997
Marilyn A. Alexander	62	2008
Peter Arkley	59	2000
Robert Band	66	1999
Sidney J. Feltenstein	73	2013
Michael R. Klein	72	1997
Raymond R. Oneglia	66	2000
Dale Anne Reiss	66	—
Donald D. Snyder	66	2008
Dickran M. Tevrizian, Jr.	73	2011

The Board has affirmatively concluded that Messrs. Arkley, Klein, Oneglia, Snyder and Tevrizian, and Mss. Alexander and Reiss qualify as independent directors under the independence standards established by Section 303A of the NYSE corporate governance rules. Mr. Tutor and Mr. Band, both of whom are executive officers and employees of the Company, as well as Mr. Feltenstein, who is Mr. Tutor’s father-in-law, do not qualify as independent directors and none of them serves on any committee that is reserved for independent directors. More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Director Independence” starting on page 9.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008.  He is a member of the Board of Trustees of the University of Southern California.  With over 17 years at the Company and over 51 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry.  Mr. Tutor holds a Bachelor of Science degree in Finance from the University of Southern California.

Marilyn A. Alexander has served as a director since 2008. She has been an independent consultant since 2003, serving as principal of Alexander & Friedman, LLC since 2006. She is a member of the board of directors, audit committee (chair), and nominating and governance committee for DCT Industrial Trust, an industrial real estate investment trust (REIT) specializing in the ownership, acquisition, leasing, development, and redevelopment of bulk distribution and light industrial properties. She also is a member of the board of directors and audit committee for Torchmark Corporation, a publicly traded holding company specializing in life and supplemental health insurance for middle-income Americans. Ms. Alexander is a member of the Board of Governors at Chapman University and Board of Regents, marketing and enrollment committee (chair), and finance committee for Brandman University, a non-profit subsidiary of Chapman. Previously, she served on the board of directors for Equity Office Properties, PIMCO funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc., and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Earlier, she was Senior Vice President and Chief Financial Officer of the Disneyland Resort, Vice President of Destination Marketing and Brand Management at the Walt Disney World Resort, and Vice President, Financial Planning and Analysis at Marriott Corporation. Ms. Alexander brings to our Board a wide range of management experience and financial expertise. Ms. Alexander holds a Bachelor of Arts degree in Philosophy from Georgetown University and a Master of Business Administration degree from the Wharton Graduate School, University of Pennsylvania. She is a Certified Public Accountant.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm.  From 1994 to 2008, he served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/CEO of AON’s Global Construction Group. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets.  Mr. Arkley provides the Board insight on risk management and financial service matters.  Mr. Arkley holds a Bachelor of Science degree in Finance from Wagner College.

Robert Band has served as a director since May 1999. He has also served as President since May 1999 and as Chief Operating Officer from March 2000 to March 2009. He has served as Chief Executive Officer of the Management Services Group since March 2009 and President of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with the Company since 1973, including Executive Vice President and Chief Financial Officer from 1997 to1999. He is also the immediate past president of Jewish Family Services of Metrowest, a non-profit entity.  With nearly 42 years of experience in the Company, Mr. Band provides tremendous insight into the financial and operational aspects of the Company.  Additionally, Mr. Band brings international and government expertise to the Board gained through his positions at Perini Management Services, Inc. Mr. Band holds a Bachelor of Business Administration degree in Accounting from the University of Massachusetts.

Sidney J. Feltenstein has served as a director since November 2013 and is the Senior Operating Partner of Sentinel Capital Partners. He is the retired chairman and CEO of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Prior to creating Yorkshire Global Restaurants, Mr. Feltenstein spent 19 years with Dunkin’ Donuts in both operations and marketing, the last 12 of which he spent as chief marketing officer. In 1992 he left Dunkin’ Donuts to become executive vice president of worldwide marketing for Burger King Corporation. Mr. Feltenstein serves as a director of Focus Brands, Arby’s, Inc., Wingstop, Inc., and Huddle House, Inc., all of which are privately held companies. In addition, he is a trustee of Boston University, The Health Store Foundation, and One Family Health, all of which are non-profit organizations. Mr. Feltenstein is a past chairman of the International Franchise Association (IFA) and a former chairman of the IFA Educational Foundation. He is also a member of the IFA Hall of Fame and a past recipient of the IFA’s Entrepreneur of the Year Award. Mr. Feltenstein holds a Bachelor of Arts degree in Communications from Boston University. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is the designated Lead Director and is considered an independent director, as defined by the NYSE and as affirmed by the Board. Mr. Klein, a private investor, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011. He is also a director of ASTAR Air Cargo, Inc. and of ThinkFood Group, both privately held companies. From 1974 until 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering, now Wilmer Hale. Mr. Klein’s 32 plus years as a corporate lawyer, investor, and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director. Mr. Klein holds a Master of Laws degree from the Harvard Law School and Juris Doctor and Bachelor of Business Administration degrees from the University of Miami.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 44 years of experience at O&G Industries allows him to contribute an in-depth industry perspective.  Mr. Oneglia holds a Bachelor of Science degree from Union College.

Dale A. Reiss is a director of iStar Financial Inc., a real estate finance company, where she is chairperson of the Audit Committee and a member of the Investment Committee.  Ms. Reiss was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011.  Until her retirement in 2008, she served as Global and America’s director of real estate, hospitality and construction, at Ernst & Young LLP and was a senior partner there from 1995 through 2008 in various capacities.  She served as a managing partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995.  From 1980 to 1985, Ms. Reiss was a senior vice president and controller at Urban Investment & Development Company.  Ms. Reiss currently serves as senior managing director of Brock Capital Group LLC and chairman of Brock Real Estate LLC, its equity and mezzanine financing arm, as well as managing director of Artemis Advisors, LLC.  Since 1998, Ms. Reiss has served as a trustee of Urban Land Institute and in various Urban Land Institute officer and committee leadership positions.  She also serves on the board of directors and audit committee of the Guttmacher Institute.  She is a former member of the board of directors of Post Properties, Inc., where she served on the audit committee, and of the Pension Real Estate Association.  In 2002, the New York Women Executives in Real Estate named Ms. Reiss Woman of the Year. Ms. Reiss is a Certified Public Accountant.  She holds a Bachelor of Science degree in Economics and Accounting from the Illinois Institute of Technology and a Master of Business Administration degree from the University of Chicago. Ms. Reiss brings extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies.

Donald D. Snyder has served as a director since 2008. He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005. Following service from 2010 as dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder was named Acting President of UNLV in February 2014. He also serves as a member of the compensation (chair) and the finance and investment committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as a member of the board of directors of its lead bank, Western Alliance Bank (formerly Bank of Nevada), and as a director and member of the compensation, governance, and audit committees of Switch, LLC, a privately held technology company. He is presently on the Board of Directors of non-profit entities, including The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking (former Chairman & CEO of First Interstate Bank of Nevada), and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters. Mr. Snyder holds a Bachelor of Science degree in Business Administration from the University of Wyoming.

Dickran M. Tevrizian, Jr. has served as a director since September 2011.  Prior to his retirement in April 2007, Mr. Tevrizian was a judge for the United States District Court for the Central District of California since 1986.  From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services.  Judge Tevrizian also serves on the boards of the Children’s Hospital of Los Angeles, the legal advisory board of Legal Zoom, Inc. and several other privately held companies and corporations.  Judge Tevrizian’s past experience as a judge for the United States District Court provides the Board with insight on risk management and compliance matters.  Mr. Tevrizian holds a Juris Doctor degree and a Bachelor of Science degree in Finance from the University of Southern California.

Our Corporate Governance and Nominating Committee has recommended each of the above listed individuals for re-election or election as directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2015 Annual Meeting of Shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

Former Directors

Martin R. Melone has served as a director since May 2012 and his term will conclude at the 2014 Annual Meeting.  Mr. Melone brought to the Board his broad-based expertise in the fields of accounting, auditing, financial services and engineering and construction.

Robert L. Miller served as a director since 2004 until his death in August 2013. Through approximately 40 years of experience as a contractor/developer, Mr. Miller brought to the Board industry specific expertise and insight.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION OR ELECTION AS DIRECTOR.

EXECUTIVE OFFICERS

The following table sets forth certain information on our executive officers.

Name	Age	Position
Ronald N. Tutor	73	Chairman of the Board and Chief Executive Officer
Robert Band	66	Director, President, and CEO of the Management Services Group
James A. Frost	61	Executive Vice President and CEO of the Civil Group
Michael J. Kershaw	64	Executive Vice President and Chief Financial Officer
Craig W. Shaw	59	Executive Vice President and CEO of the Building Group

For biographical summaries of Mr. Tutor and Mr. Band, see Proposal 1 above.

James A. Frost has served as Executive Vice President and Chief Executive Officer, Civil Group since March 2009.  Previously he was Executive Vice President and Chief Operating Officer of Tutor-Saliba. He joined Tutor-Saliba in 1988.

Michael J. Kershaw has served as Executive Vice President and Chief Financial Officer since September 2011.  Previously, he served as Senior Vice President and Chief Accounting Officer of The Shaw Group Inc., a global provider of technology, engineering, procurement, and construction services.  Mr. Kershaw joined The Shaw Group in September 2007 as Senior Vice President and Corporate Controller. From 2005 until September 2007, he served as the Vice President of Accounting and Finance of the Energy and Chemicals Division of KBR, Inc., a global engineering, construction and services company. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR, Inc.  Mr. Kershaw holds a Master of Business Administration degree from Tulane University and a Bachelor of Science degree in Economics and Accounting from the University of Bristol in England. He is a fellow of the Institute of Chartered Accountants in England and Wales.

Craig W. Shaw was appointed Executive Vice President and Chief Executive Officer of the Building Group on May 29, 2013. Mr. Shaw was previously appointed in May 2007, and continues to serve, as President and Chief Executive Officer of Tutor Perini Building Corp., one of the business units within the Building Group. Prior to that, he served in various project and executive management positions, including President, at Perini Building Company since joining the company in 1978. Mr. Shaw holds a Bachelor of Science degree in Construction Engineering from Arizona State University.

Kenneth R. Burk was Executive Vice President and Chief Executive Officer, Specialty Contractors Group from his appointment to this position in September 2011 until he resigned from the Company in June 2013 to accept a position with another company.  Prior to September 2011, he served as Executive Vice President and Chief Financial Officer of the Company from September 2007.

Our officers are elected on an annual basis at the Board of Directors’ Meeting immediately following the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ Meeting following the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until his earlier resignation or removal.

Board Composition

The Board currently consists of ten directors. Sidney J. Feltenstein was appointed to the Board in November 2013 to fill the vacancy created by the death of Robert L. Miller in August 2013.  Mr. Feltenstein was nominated by Mr. Tutor, pursuant to Mr. Tutor’s rights under a shareholder agreement by and among the Company and certain of its shareholders, dated April 2, 2008, as amended on September 17, 2010, June 2, 2011, September 13, 2011 and March 20, 2013 (the “Amended Shareholders Agreement”), as discussed below.  Mr. Feltenstein is Mr. Tutor’s father-in-law.  The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board. As also discussed above, pursuant to the provisions of the Massachusetts General Laws, the Board was declassified effective March 20, 2013 and, accordingly, the terms of all ten directors will expire at the Annual Meeting of Shareholders on May 28, 2014.  Each director will be elected annually for a one-year term to serve until the next annual meeting of shareholders.  At each annual meeting of shareholders thereafter, the directors then serving may stand for re-election to serve from the time of their election and qualification until the annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal, or death.

Under the Amended Shareholders Agreement discussed below which became effective upon the September 2008 merger between Perini Corp. and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the two trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. See “Amended Shareholders Agreement” starting on page 43.

As of the date of this proxy statement and as also discussed above, Mr. Tutor elected to exercise his right to designate one nominee to the Board when he designated Mr. Feltenstein for nomination and election to the Board.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Klein, Mr. Oneglia, Mr. Snyder, Ms. Reiss, and Judge Tevrizian, are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, after an initial review by the Corporate Governance and Nominating Committee, each year the Board makes an affirmative determination whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because: (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between Alliant Insurance Services (“Alliant”) during 2013, of which Mr. Arkley is currently Senior Managing Director, Construction Services Group, and Tutor Perini, an insurance and bonding client of Alliant. The Board has determined that his independence from Tutor Perini management is not impacted because: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients and (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations. Specifically with regard to the income generated by Alliant, the Board also considered the independence testing as defined in the NYSE Listing Standard 303A.02(b)(v), which states that a director is not independent if the director is a current employee of a company that has made payments to or received payments from Tutor Perini in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.  For 2013, Tutor Perini paid fees to Alliant which were less than 2% of Alliant’s 2013 consolidated gross revenues.  No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

Messrs. Band and Tutor, who are executive officers and employees of Tutor Perini, as well as Mr. Feltenstein, who is Mr. Tutor’s father-in-law, do not qualify as independent directors, and none of them serves on any committee that is reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder or interested party who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors.

In order to facilitate communications with the independent directors, we have a secure telephone number  (800-489-8689) whereby shareholders and other interested parties may be able to make their concerns known directly and confidentially to the non-employee directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is the Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s bylaws. However these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board of Directors, and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of: (i) his iconic role in the construction industry with a proven past in the successful bidding and managing of large, complex building and civil projects, (ii) his strong industry relationships with our surety and insurance partners, and (iii) his lengthy history of business acumen and strategic acquisitions which have significantly increased the Company’s competitiveness through vertical integration of the Company’s services and an expanded nationwide footprint, including a strong presence in the New York and east coast construction markets.

Mr. Klein is an outside director designated to be the Lead Director.  Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has had the duties and authority outlined starting on page 13 under “Corporate Governance and Nominating Committee”.

Committees and Meetings of the Board of Directors

The Board met four times during 2013.  During 2013, each of our directors attended at least 75% of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served.  The members of the Board are encouraged to attend our annual shareholders meetings. Nine of the ten current directors attended the 2013 Annual Meeting of Shareholders, with the exception of Mr. Feltenstein, whose term began in November 2013, after the date of the 2013 Annual Meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee.

The Board’s Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance, and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meets to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional, or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” section of our website at www.tutorperini.com. The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2015 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2014 Tutor Perini Annual Meeting of Shareholders. However, if the 2015 Annual Meeting of Shareholders is held more than seven (7) days earlier than the anniversary date of the 2014 Annual Meeting of Shareholders, then notice must be delivered or received no later than 5:00 p.m. Pacific Daylight Time on (a) the 20th day following the earlier of: (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of: (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

Audit Committee

The Audit Committee consists of Martin R. Melone (Chair), Marilyn A. Alexander, Michael R. Klein and Raymond R. Oneglia. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board, in its meeting on May 31, 2012, had designated Mr. Melone as the Company’s “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.                      Oversee the integrity of our internal controls, financial systems and financial statements;

2.                      Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.                      Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.                      Oversee compliance with legal and regulatory requirements;

5.                      Meet with the independent auditor in executive session at least annually;

6.                      Monitor the performance of both our internal and external auditors; and

7.                      Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee met eight times in 2013.

Mr. Melone’s term on the Board will conclude at the 2014 Annual Meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met eight times during the past fiscal year, are to oversee:

1.                      The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.                      Compliance by Tutor Perini with legal and regulatory requirements;

3.                      The appointment, pre-approval of non-audit services and performance of Tutor Perini’s independent auditors; and

4.                      The performance of Tutor Perini’s internal audit function.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board.  The Board has designated Martin R. Melone as the Company’s “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

We reviewed with the Company’s independent auditors, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” We also discussed with Deloitte & Touche LLP its independence and any matters requiring discussion per the standards of the PCAOB, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE
Martin R. Melone, Chair
Marilyn A. Alexander
Michael R. Klein
Raymond R. Oneglia

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Michael R. Klein (Chair), Donald D. Snyder, and Dickran M. Tevrizian, Jr. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.                      Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.                      Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.                      Evaluating the independence of each director and so advising the Board;

4.                      Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.                      Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.                      Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.  The Corporate Governance and Nominating Committee met four times in 2013.

The independent directors have designated Michael R. Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•                  Chairing any meeting of the independent members of the Board in executive session;

•                  Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•                  Serving as a liaison between the Chairman of the Board and the independent directors;

•                  Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•                  Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

Tutor Perini maintains in the “Corporate Governance” section of its website at www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are also available in the “Corporate Governance” section of our website at www.tutorperini.com. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; E-Mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer, or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee consists of Michael R. Klein (Chair), Peter Arkley and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.                      Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.                      Review and approve corporate goals and objectives relevant to the compensation of the Chairman of the Board and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.                      Make recommendations to the Board with respect to executive officer compensation;

4.                      Recommend to the Board annual profit and, if applicable, other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plans”);

5.                      Administer the Tutor Perini Corporation Long Term Incentive Plan (the “Stock Option Plan”) and the Incentive Compensation Plans; such administration includes power to: (i) approve participants’ participation in the Stock Option Plan, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plans and the Stock Option Plan, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.                      Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve the consultants’ fees.  The Compensation Committee in 2013 retained the services of Meridian Compensation Partners, LLC (“Meridian”) to review and provide guidance on the 2013 proxy statement and to provide other consultative services related to our compensation programs and practices.  The Compensation Committee considered independence factors under Dodd-Frank and NYSE rules and concluded that the work performed by Meridian did not give rise to any conflicts of interest.

The Compensation Committee met six times in 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement.  The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2014 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Michael R. Klein, Chair
Peter Arkley
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses executive compensation in 2013 for our named executive officers (“NEOs”), who are:

•                  Ronald N. Tutor — Chairman of the Board and Chief Executive Officer;

•                  Michael J. Kershaw — Executive Vice President and Chief Financial Officer;

•                  Robert Band — Director, President and CEO of the Management Services Group;

•                  James A. Frost — Executive Vice President and CEO of the Civil Group; and

•                  Craig W. Shaw — Executive Vice President and CEO of the Building Group.

In this Compensation Discussion and Analysis (“CD&A”), we first provide a summary of our executive compensation practices. Next, we discuss Tutor Perini’s history, evolution, and market position, as they factor into the Company’s executive compensation practices. We then provide an overview of our 2013 business highlights and discuss the results of the 2013 advisory vote on our executive compensation and the various actions taken and changes made in response to the advisory vote results. Finally, we discuss the Company’s compensation philosophy, including the process which the Compensation Committee follows in deciding how to compensate Tutor Perini’s NEOs, and provide an overview and details regarding the elements of compensation and targets of Tutor Perini’s compensation program.

Tutor Perini’s core compensation philosophy is one of pay for performance whereby incentive compensation to our executive officers is based on the achievement of financial goals that the Compensation Committee and our Board believe are critical to enhancing shareholder value.

Executive Compensation Practices

Tutor Perini’s executive compensation programs are designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have implemented to drive performance in alignment with shareholder interests, followed by a list of those we do not practice.

What We Do:

Pay-for-Performance Philosophy — The majority of executive compensation is performance-based and is tied to our financial performance. We utilize aggressive performance targets to provide our executives strong incentives for optimal achievements.  As a result, it is not uncommon for our NEOs to earn significantly less than their potential targeted total compensation in a given year.  See page 24 for further details.

Ongoing Shareholder Outreach Program — We maintain an open and regular dialogue with our large institutional shareholders to glean insights regarding their views and opinions about our executive compensation programs, and to provide the Company’s compensation perspectives.  See page 21 for further details.

Double-Trigger Equity Acceleration upon a Change-in-Control — Since June 2012, all new long-term incentive award grants have provided for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without “Cause”) in conjunction with that change-in-control.

What We Do (continued):

Stock Ownership Policy — NEOs must acquire and hold Tutor Perini stock worth three to six times their base salary within five years of appointment. As of the most recent measurement date, all NEOs met or exceeded these requirements, except for Mr. Kershaw, who joined the Company in September 2011.

Stock Retention Policy — NEOs, as well as outside directors and other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, outside directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy — NEOs are subject to a clawback policy that applies in the event of certain financial restatements.

Mitigation of Undue Risk — Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, and Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant — The Compensation Committee worked with an independent executive compensation consultant on matters related to 2013 proxy statement and the Company’s compensation programs and practices. The consultant provided no other services to Tutor Perini.

What We Don’t Do:

No Excise Tax Gross-Ups Upon Change-in-Control — As of September 2013, the Company does not and will not provide any 280G excise tax gross-up benefits upon a change-in-control.

No Repricing of Underwater Stock Options

No Discounted Stock Option Grants

No Permitted Hedging, Short Sales, or Derivative Transactions in Company Stock

Tutor Perini’s History, Evolution, and Market Position Factor into our Executive Compensation Practices

We believe it is helpful for shareholders to understand Tutor Perini’s unique history and evolution in the markets in which it competes, as it factors into the Company’s executive compensation views and practices. Tutor Perini was formed through the merger in 2008 between Perini Corp., a publicly held construction company based in Framingham, Massachusetts and Tutor-Saliba Corp. based in Sylmar, California. Prior to the merger, Mr. Tutor had been the owner, President and Chief Executive Officer of Tutor-Saliba for many years. In the late 1990s, the board of directors of Perini Corp. requested the assistance of Mr. Tutor in restructuring Perini Corp., which was then in extreme financial distress. Mr. Tutor became Perini’s Chairman and Chief Executive Officer. Through the late 1990s and into the mid-2000s, while continuing to successfully manage and grow his privately held company, Mr. Tutor was instrumental in successfully restructuring the Perini organization and returning it to financial health and improved operational performance. During this period, Mr. Tutor was compensated minimally for his efforts in assisting Perini. In fact, his level of compensation was insufficient to fully cover expenses incurred in his travels back and forth between his west coast business and east coast Perini. Mr. Tutor’s successful role in Perini’s corporate survival and return to prosperity was evidenced in 2005 when Forbes magazine named Perini Corp. to its list of the Best Managed Companies in America.

In 2007, when Mr. Tutor was contemplating an initial public offering for Tutor-Saliba, the board of Perini asked him to consider a merger between the two companies rather than a separate IPO. The rationale was that the two companies were highly complementary and together could address even larger, more complex projects than they could individually. Additionally, Mr. Tutor was already completely familiar with the operations, markets, and opportunities of both firms. Mr. Tutor agreed and the merger was completed in September 2008. The newly combined company changed its name to Tutor Perini Corporation in 2009.

Since the merger, Mr. Tutor has been the key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated, and broader geographic player in the market. While the financial crisis in 2008 and the resultant recession created a significant negative impact on the traditional markets in which the Company competed, Mr. Tutor saw it as an opportunity to make a number of strategic acquisitions which diversified our capabilities and helped us continue our growth despite the extremely weak building market environment in 2011 and 2012.  Through these acquisitions and other strategic decisions, including a refocus led by Mr. Tutor from the Las Vegas market to the New York market, the Company has transformed from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with particular strength in the New York and east coast markets. Our growth is now driven by the largest volume of higher-margin civil and specialty contracting opportunities in decades. This shift and expansion is best illustrated by the change in the Company’s backlog and operating income mix among our groups from 2007 (the year prior to the merger with Tutor-Saliba) to 2013 as shown in the charts below.

Note:  In 2007, the Civil Group had an operating loss of $13.0 million and thus was excluded from the illustration above.

The success of our diversification and expansion efforts, and of Mr. Tutor’s involvement in our bidding efforts, continues to be evidenced by the numerous new, large, complex contract awards received in 2013. See “2013 Business Highlights” on page 20. Mr. Tutor plays an important role in the review and approval process of bids for many of the Company’s larger prospective civil projects.  Many of these contracts were won partly as a result of our integrated approach to bidding and executing large projects, which involves fully leveraging all of our civil, building, and specialty contracting capabilities.

At its core, Tutor Perini is a construction services company that competes with many other companies—both public and private—for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms whose focus and revenues stem largely from construction services and less from providing design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily consulting, design, architecture, and engineering services with some construction-related revenues. Our Board and executive management have found through various succession planning efforts that overall executive compensation levels at our privately held competitors tend to be higher compared with compensation levels at our publicly traded peers. While Mr. Tutor’s compensation is higher than the compensation levels of CEOs at several of the Company’s public peers, it is lower than the compensation levels of CEOs at our privately held peers and significantly lower than it was at then privately held Tutor-Saliba.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering, and design services. Throughout these cycles, we strive to ensure that our executive compensation programs remain consistent with the competitive labor markets for executive talent, especially in comparison with the privately held peers with which we compete for projects and executive talent. The Compensation Committee considers private company compensation levels and construction market cyclicality and volatility important factors when assessing and understanding the Company’s executive compensation programs.

It is also important to note that the compensation arrangements for Mr. Tutor were negotiated in conjunction with the merger agreement and were necessary to secure his continued leadership role in the Company.  In merging with Tutor-Saliba in September 2008, we acquired enhanced opportunities for growth not available to the Company on a stand-alone basis through increased size, scale and management capabilities, complementary assets and expertise, immediate access to multiple geographic regions, and increased ability to compete for a large number of projects, particularly in the civil construction segment due to an increased bonding capacity.  Mr. Tutor’s value to the Company, both current and prospective, is a significant factor in the Compensation Committee’s decision-making process and plays strongly into the Compensation Committee’s views on the appropriateness of Mr. Tutor’s compensation.

2013 Business Highlights

2013 was a year of solid growth and improved profitability for Tutor Perini. During the year, we continued leveraging our broad geographic reach and enhanced self-perform capabilities through our integrated approach to bidding and executing projects, and were rewarded by winning several new major projects, such as the $840 million San Francisco Central Subway project, our $511 million share of the joint venture California High-Speed Rail design-build project, the $510 million Hudson Yards platform project, our approximately $200 million share of a joint venture bridge superstructure project between Minnesota and Wisconsin, two Wisconsin highway construction contracts collectively valued at $191 million, a $143 million concrete package for the South Tower at Hudson Yards, the $133 million Amtrak Tunnel project at Hudson Yards, a $102 million bridge project in New York, and a $100 million bus station redevelopment project in New York. As a result of these and other new contract awards, we grew our backlog by 24% year-over-year to $7 billion — the highest level since 2008.

Overall, the Company grew its revenue by 2% in 2013 compared to 2012. The revenue growth was driven by strong performance from our Civil segment, which grew its revenue by 8% year-over-year. The Company also experienced a significant improvement in its operating income compared to 2012. The Civil segment typically generates the highest margins across our business. Our Building and Specialty Contractor segments’ revenues were stable compared to 2012. Our Management Services segment experienced a 16% revenue decline due to reduced activity largely attributable to federal budgetary concerns and sequestration in 2013. Our operating margin for 2013 was 4.9% — the highest operating margin since 2010. This was driven, again, by strong performance from our Civil segment, which delivered an operating margin of 12.5% for the year, up more than 300 bps compared to its operating margin in 2012. Our Building segment recovered to a respectable operating margin of 1.6% for the year, compared to a slight loss in 2012. Our Specialty Contractors segment finished 2013 with an operating margin of 4.1%, which was slightly below longer-term expectations due to unfavorable execution on certain projects and reduced activity in one of its business units. Our Management Services segment’s operating margin for the year was 6.0%, stable compared to 2012.

In addition, through a strong and dedicated focus on cash generation and management throughout 2013, we were successful in generating $50.7 million of cash from operating activities and $8.4 million in free cash for the year — a significant improvement compared to 2012, when we used $67.9 million of cash from operating activities and used $109.2 million of free cash.

As a result of the Company’s strong financial performance in 2013, all but one of our group NEOs achieved and was paid his incentive compensation award for the year.  For more information, see “Incentive Compensation Plan — Annual Awards” starting on page 26.

Notably, Tutor Perini’s share price increased 92% in 2013 compared to a 23% increase in the NYSE Composite Index and a 26% average increase in the share price of the publicly traded companies in the Company’s 2013 Peer Group (see page 25 for the list of these companies).

2013 Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Shareholders, we held our third shareholder advisory vote on executive compensation. We received 38% shareholder approval of our executive compensation plans and programs. This vote represented the third consecutive year in which a majority of our shareholders voted against our executive compensation plans and programs. The Compensation Committee has taken into consideration these vote results in determining the executive compensation decisions and policies for 2013, and based on this consideration the Compensation Committee took the following actions: (i) continued conducting a shareholder outreach program and (ii) made important changes in our executive compensation programs and policies. Both of these actions are described in greater detail below.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain discussions with and glean insights from our large shareholders regarding our executive compensation programs, and to provide insights to our shareholders regarding the Company’s unique evolution, history, and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, focus, and operations. Our outreach program has included several productive discussions regarding certain policy changes the Company has implemented over the past couple years in light of its recent advisory votes on executive compensation. Most recently, we invited our top 15 institutional shareholders, who collectively represented more than 50% of our outstanding shares, to a dialogue regarding their views, opinions, and proxy voting guidelines with respect to companies’ executive compensation programs and disclosures. As a result of that outreach, we held productive discussions with nine of these shareholders, who represented more than 30% of our shares. The discussions included topics such as CEO compensation, compensation disclosure, equity award vesting periods and performance-based vesting criteria and metrics, board and committee composition, talent management, acquisitions, and succession planning. The participants of Tutor Perini’s shareholder outreach team have generally consisted of our Lead Director and Compensation Committee Chair, our Chief Financial Officer, and our Vice President of Investor Relations. The Compensation Committee intends to continue this outreach program going forward to facilitate continued shareholder input into the Company’s compensation philosophy.

Summary of Changes to Executive Compensation

The principal changes to our executive compensation programs made by the Compensation Committee and the Company following our 2013 Annual Meeting of Shareholders are summarized below. These changes were made based upon information gathered from shareholders, executive officers, and Meridian Compensation Partners. The Board and the Compensation Committee will continue to explore additional ways in which Tutor Perini’s executive compensation programs can be improved.

Additional Incentive Compensation Performance Metric

To increase the focus on cash generation while continuing to reward the achievement of pre-tax income performance targets, in 2013 the Company implemented an additional incentive compensation (bonus) performance metric based on the Company’s quality of earnings. This new metric will apply to our NEOs and to other employees who qualify for short-term incentive compensation. Historically, one of the significant components of the Company’s working capital and cash usage has been the financing of unapproved change orders and claims associated with various projects — both those that are ongoing as well as those that have largely been completed. Given the fact that a significant component of our work is lump sum fixed price, it is important that the Company manages that financial risk by clearly identifying changes in scope and pursuing entitlement to financial recovery through contractual change order processes. While these unapproved change orders and claims are being negotiated and finalized, the Company bears the burden of funding the associated costs. By incorporating a performance metric related to the successful negotiation and resolution of unapproved change orders and claims, over time, the Company expects to strongly motivate NEOs and other key project executives to more efficiently manage working capital and accelerate cash generation.

The first step is to assess whether the Company, Group, and/or business unit has achieved its pre-tax income target for the period.  If that target has been achieved, the second step will be to assess the percentage of pre-tax income associated with unapproved change orders and claims. If the Company’s, Group’s and/or business unit’s pre-tax income includes significant unapproved change orders and claims, then full payment of the bonus will not be made until either the change orders have been approved or the Company has successfully negotiated legally enforceable settlements.

New Criteria for Long-Term Equity Compensation Awards

In March 2014, the Compensation Committee approved a new policy and related criteria for the award of long-term equity incentives.  This new policy was implemented in response to requests by several of the Company’s largest shareholders for a different performance metric than pre-tax income to be used for long-term incentive compensation.  The new criterion is based upon the achievement of a forward 3-year cumulative consolidated amount of diluted earnings per share (EPS).  For the initial measuring year (2014), the level of diluted EPS required to earn the equity bonus will be linked to the Company’s announced 2014 EPS guidance.  In each successive year, the required diluted EPS level will be an amount reflecting a pre-determined percentage increase over the reported diluted EPS achieved in the prior year, subject to adjustment at the sole discretion of the Compensation Committee for the financial impact of significant one-time events that are not in the ordinary course of business (e.g., substantial settlements of prior-year claims).

Under the new policy, each of the awards shall be earned on a prorated basis to the following extent:

•                  50% of the award earned if 80% of target is achieved

•                  100% of the award earned if 100% of target is achieved

•                  150% of the award earned if 120% of target is achieved

At the same time this new policy was approved, the Compensation Committee approved certain long-term incentive awards recommended by the Chairman and CEO subject to the new policy criteria.

Increased Rigor in Performance Goals Related to Long-Term Equity Incentive Compensation

Previously, long-term equity incentive compensation awards were tied to the achievement of a 70% threshold based on target pre-tax income performance goals, which are set annually by the Compensation Committee. If the 70% threshold was achieved, 100% of the long-term equity incentive compensation award was earned and paid. In an effort to increase the rigor in performance goals related to our long-term equity incentive compensation, beginning in November 2013, the Company began incorporating sliding-scale award payouts and, in certain cases, a more rigorous (100%) threshold for the achievement and payout of such compensation.

For example, Mr. Tutor’s November 2013 award of 75,000 restricted stock units and 75,000 stock options are based on the achievement of between 70% and 100% of the Company’s 2014 target consolidated pre-tax income goal. Thus, if the Company achieves 70% of this goal in 2014, Mr. Tutor will earn and receive only 70% of the value of these awards, compared to previously having earned and received a full 100% of the value. These sliding-scale award payout provisions apply to the November 2013 incentive compensation awards granted to Messrs. Tutor, Shaw, and Kershaw, as detailed in “Long-Term Incentives” starting on page 27.

For Mr. Frost, his November 2013 award of 50,000 restricted stock units and 50,000 stock options is based on an even more rigorous performance threshold of 100% achievement of the Civil Group’s 2014 target pre-tax income goal. This higher performance threshold was implemented by the Compensation Committee to increase the rigor in achieving a high level of performance in the Civil Group, which typically generates the Company’s highest margins.

The following are several key policy elements of Tutor Perini’s Executive Compensation program:

Excise Tax Gross-Up: As of September 2013, the Company has no agreements in place that would provide excise tax gross-ups to any NEO in the event of a termination following a change-in-control, and the Company will not enter into any new agreements that would provide such gross-ups.

Stock Ownership Policy: The Company maintains a stock ownership policy whereby the Chief Executive Officer and the Chief Executive Officer’s direct reports are expected to maintain stock ownership levels dependent on their role. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary.

Stock Retention Policy: The Company maintains a policy requiring the Chief Executive Officer and the Chief Executive Officer’s direct reports to maintain ownership of at least 75% of net shares earned through future equity grants until termination of employment.

Clawback Provision: The Company maintains a clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Anti-Hedging Provision: The Company maintains an anti-hedging policy that prohibits executive officers from hedging their position relative to Company stock they own.

Double-Trigger Equity Awards: The Company requires that any new equity grants will have a “double-trigger,” effectively requiring a qualifying termination of employment within 24 months following a change in control for any vesting/payout to be accelerated.

In addition to the changes to the executive compensation plans and programs discussed above, the Compensation Committee continues to maintain and demonstrate a commitment to a pay-for-performance philosophy. All annual bonuses and equity awards are generally performance-based, with the exception of sign-on and promotional awards used to recruit and retain top talent.

Compensation Philosophy

Our executive compensation plans and programs are intended to:

•                  Provide a competitive pay opportunity to attract and retain the most qualified executive officers and key management employees who have the ability to secure and successfully complete the most profitable projects.

•                  Provide total target compensation (i.e., the sum of base salary, target bonus opportunity and target long-term incentive opportunity) to our executive officers in the upper quartile of market pay particularly with respect to company peers and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile of market pay at the Compensation Committee’s discretion.

•                  Provide annual performance-based cash incentive to each of our executive officers that is aligned with the Company’s project business cycle and strategic objectives.

•                  Provide an appropriate mix of performance-based compensation to align our executive officers’ interests with the achievement of the Company’s operating and financial goals.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach also provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon Company strategic goals, superior performance, and upon the value of the executive to the Company.

The Compensation Committee is guided by the above philosophy when making compensation decisions. The Compensation Committee reviews public and private company market data and evaluates each executive officer’s performance and value to Tutor Perini, balanced with providing a competitive pay package to encourage attraction and retention. Lastly, the Compensation Committee considers ways to appropriately focus the efforts of its executives on achieving Tutor Perini’s overall corporate goals and business strategies.

Pay for Performance

We believe that the results of the Company’s 2013 compensation plan reflect the Company’s pay-for-performance philosophy and alignment of its compensation philosophy with shareholder value creation given the variable industry in which we operate. Mr. Tutor’s amended employment agreement sets his target incentive cash bonus compensation at 60% of total target cash compensation (i.e., the sum of base salary and target annual bonus opportunity). Target incentive cash bonus compensation for our other executive officers has historically been set at 40-50% of total target cash compensation (depending upon the position). Additionally, with the exceptions of a restricted stock unit and stock option award granted to Mr. Kershaw in 2011 and 2012 that will vest in 2014 and 2016, all of our periodic equity grants to our executive officers during the past five years have been performance-based.

Our Compensation Committee strives to establish aggressive financial goals that motivate our NEOs to attain the levels of prospective work required to grow our business segments, and to effectively manage the execution of our current projects to ensure we achieve maximum profitability. For example, the consolidated pre-tax income performance target established for 2013 represented a 13% growth in the Company’s diluted earnings per share compared to 2012 (calculated on a non-GAAP basis).  The non-GAAP adjustments to the 2012 diluted earnings per share included a $376.6 million goodwill and intangible asset impairment charge which the Company recognized in the second quarter of 2012, a related $50.2 million tax benefit, a $2.7 million realized loss on the sale of certain auction rate securities and $3.6 million in discrete tax adjustments, and a $3 million (after-tax) litigation charge related to an adverse jury verdict.

Decision-Making Process

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our NEOs, excluding himself. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval. The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes pay recommendations to the Board for approval. Additionally, the Compensation Committee reviews competitive external market data.

Peer Group

In the second half of 2012, the Compensation Committee undertook a peer group review with the aim of optimizing the Company’s peer group for benchmarking and determining executive compensation in 2013. The Peer Group companies were selected based on various criteria considered by the Compensation Committee including industry, revenue and market capitalization size, and location. As a result of this peer group review and evaluation, the Compensation Committee selected the 2013 Peer Group shown below to be used in its assessment of the Company’s executive compensation in 2013 and for the foreseeable future. This Peer Group represents a current and accurate list of the public and private companies with which Tutor Perini competes for projects, as well as for executive talent and, unlike the previous peer group which the Company used from 2010 through 2012, the 2013 Peer Group does not include companies that are outside the Engineering and Construction industry with which we compete neither for projects nor for talent. The Compensation Committee utilizes this Peer Group to assess the relative competitiveness of the compensation for the Company’s NEOs.

The following table shows the companies included in the 2013 Peer Group:

2013 Peer Group
AECOM Technology Corp.	KBR, Inc.
The Babcock & Wilcox Co.	Kiewit Corp.*
Chicago Bridge & Iron Co.	McDermott International, Inc.
Dycom Industries	Parsons Corp.*
EMCOR Group, Inc.	PCL Constructors, Inc.*
Flatiron Construction Corp.*	Quanta Services, Inc.
Fluor Corp.	Skanska USA (part of Skanska AB)
Foster Wheeler AG	Sterling Construction Co.
Granite Construction Inc.	Tetra Tech, Inc.
Henkels & McCoy, Inc.*	Turner Construction Co.*
Jacobs Engineering Group, Inc.	URS Corp.

* Privately held peer

Elements of Compensation

Our executive compensation program relies on annual cash and stock based compensation to retain and motivate our NEOs. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on strategic goals, superior performance, and value of the executive to the Company.

Base Salary

We provide market-competitive base salaries to fairly compensate our NEOs for the services that they provide during the year and to assist in retaining our NEOs. No changes were made in 2013 to base salaries of any of our NEOs.  Mr. Tutor’s base salary has not been increased since he entered into his employment agreement in 2008, and Mr. Band’s base salary has not been increased since 2008.

Incentive Compensation Plan—Annual Awards

The Compensation Committee believes that providing meaningful cash-based incentives provides executives with focus to achieve the Company’s strategic goals. To provide appropriate incentives to our NEOs, between 40% and 50% (depending upon the position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For the CEO, according to the terms of his employment agreement, Mr. Tutor’s target annual bonus opportunity represented approximately 60% of his total target annual cash compensation.

For 2013, the Compensation Committee established a target annual bonus opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. For 2013, if Tutor Perini achieved 80% of the target goal, each NEO would receive 80% of his target annual bonus amount. If Tutor Perini achieved between 80% and 100% of this goal, each NEO would receive between 80% and 100% of his target annual bonus amount. With the exception of Mr. Tutor, each NEO’s annual bonus was capped at 100% of his applicable target bonus.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
R. Tutor	100%	150%	215%
M. Kershaw	60%	75%	75%
R. Band	80%	100%	100%
J. Frost	80%	100%	100%
C. Shaw	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 33.

For 2013, the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. The rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects. However, the common goal in managing the Company’s operations is the maximization of pre-tax income, which best aligns with the goal of shareholder value creation. Furthermore, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis. The applicable targets set by the Compensation Committee and the actual performance as calculated based on the plan formula for 2013 were as follows:

(Dollars in thousands)	Target Amount ($)	2013 Results (a) ($)	Achievement (%)
Consolidated	148,000	153,000	103%
Civil Group	120,000	149,000	124%
Building Group	22,000	30,000	136%
Management Services Group — excludes certain subsidiaries	5,000	700	14%

(a)         Amounts above exclude the impact of $13.1 million of amortization expense associated with intangible assets that was also excluded from the targets established.

Mr. Tutor’s and Mr. Kershaw’s 2013 annual bonuses were based solely on the achievement of the consolidated pre-tax income target. Mr. Frost’s annual bonus was based on the achievement of the Civil Group target, and Mr. Shaw’s annual bonus was based on the achievement of the Building Group target. Mr. Band did not earn his annual bonus because the Management Services Group did not achieve its pre-tax income target. Importantly, there were no discretionary bonuses paid to any NEO for 2013 performance.

Long-Term Incentives

Periodic, non-annual grants of long-term incentives have played a significant role in our executive compensation program because of our long held belief that due to the cyclical nature of our business, year-to-year annual incentives better focus our executives on achieving Tutor Perini’s quickly moving performance objectives. Historically, the Compensation Committee has made periodic equity grants to select key executives based upon Company strategic goals, executive performance, and upon the value of the executive to the Company. Not all executives receive equity grants.

The Compensation Committee has historically used pre-tax income as the annual performance goal for performance-based equity awards and, as mentioned above, the rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects.  The common goal in managing the Company’s operations is the maximization of pre-tax income which best aligns with the goal of shareholder value creation. As mentioned above, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost-efficient basis.  Typically, equity is awarded to certain executives, subject to achievement of annual performance measures.  Consistent with prior years, the Compensation Committee selected pre-tax income as the performance measure for 2013. As previously mentioned, the Compensation Committee has recently implemented new criteria for long-term equity compensation awards and increased the rigor in the performance goals tied to these awards.  See “Summary of Changes to Executive Compensation” starting on page 21.

However, in response to requests by several of the Company’s largest shareholders for a different performance metric than pre-tax income to be used for long-term incentive compensation, in March 2014, the Compensation Committee approved a new policy and related criteria for the award of long-term equity incentives.  The new criterion is based upon the achievement of a forward 3-year cumulative consolidated amount of diluted earnings per share (EPS).  See page 22 for further detail on the new policy.

Equity Grants Made to Mr. Tutor

Under the terms of Mr. Tutor’s 2009 equity award agreement, the Company granted to Mr. Tutor in 2013, 150,000 restricted stock units and 150,000 stock options that will vest subject to the achievement of 2014 pre-tax income performance set by the Compensation Committee.

In November 2013, the Company granted to Mr. Tutor 75,000 restricted stock units and 75,000 stock options subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 annual financial goal for the Company.  The Compensation Committee considered these awards to be a consistent incentive with Mr. Tutor’s previous awards and an important step to assure that Mr. Tutor remains committed to serving the Company through the continued execution of our strategic goals including the vertical integration of our recent acquisitions and our focus on acquiring higher margin, large complex public works projects.

Equity Grants Made to Mr. Frost

In November 2013, the Compensation Committee approved a performance-based award of 50,000 restricted stock units and 50,000 stock options to Mr. Frost that will vest subject to a 100% achievement of a 2014 Civil Group pre-tax income target.

Equity Grants Made to Mr. Kershaw

In November 2013, the Compensation Committee approved a performance-based award of 15,000 restricted stock units to Mr. Kershaw that will vest subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 annual financial goal for the Company.

Equity Grants Made to Mr. Shaw

In November 2013, the Compensation Committee approved a performance-based award of 15,000 restricted stock units to Mr. Shaw that will vest subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 Building Group pre-tax income target.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel required in their leadership across multiple businesses in multiple geographical locations.  We only provide these perquisites where we feel there is a business need.  The perquisites afforded to each of our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement, and housing allowance during a period of relocation.

Mr. Tutor continues to be entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet. This benefit was negotiated during the merger with Tutor-Saliba, which resulted in the Company purchasing its business jet at an approximate $30 million discount from its appraised value. For safety reasons, productivity maximization, and cost control, the Company continues to provide Mr. Tutor with a driver and reimburses Mr. Tutor for certain operational costs.

Additionally, the Compensation Committee has approved to provide limited personal financial services for Mr. Tutor as long as he uses Company resources and no outside expenses are incurred.

Severance Benefits

As of December 31, 2013, Mr. Tutor and Mr. Frost are eligible for severance benefits beyond what is afforded to all employees. The Compensation Committee determined their benefits in accordance with their respective employment agreements. Mr. Tutor and Mr. Frost would each receive certain compensation in the event of termination by the Company without “Cause” or if either of them terminates his employment for “Good Reason”.  We have provided these severance benefits to retain Mr. Tutor and Mr. Frost giving consideration to their years of service and dedication to the Company.  These severance benefits also provide Mr. Tutor and Mr. Frost an incentive to remain with the Company in the event of a change in control in order to obtain the best terms for the shareholders of the Company and to reduce their concerns regarding future employment following a change in control. For more information, see “Termination Benefits — Potential Payments Upon Termination or Change in Control” starting on page 36.

Employment Agreements

In September 2008, the Company entered into an employment agreement with Mr. Tutor to have him serve as the Chairman of the Board and Chief Executive Officer of the Company.  Through this agreement, the Company has retained Mr. Tutor’s extraordinary leadership and management capabilities, which are important for the growth of the Company going forward.  A revised and amended employment agreement was negotiated in June 2012. For a description of material terms of Mr. Tutor’s employment agreement, see pages 36 through 39.

In March 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  For a description of material terms of Mr. Frost’s employment agreement, see pages 39 through 41.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to clearly identify for our NEOs the corporate goals and objectives important to Tutor Perini, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our NEOs. In certain instances, however, we believe that it is in our best interest and that of our shareholders, to have the flexibility to pay compensation to our NEOs that is not tax deductible in order to provide a compensation package consistent with our objectives.

Compensation Program Risk Assessment

Management and the Compensation Committee reviewed the Company’s incentive compensation plans and programs and concluded that the plans and programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions, and independent Committee oversight of plans and programs. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants which all contribute to a balanced pay program.

Executive Compensation

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Ronald N. Tutor Chairman and Chief Executive Officer	2013	1,500,058	—	2,895,000	1,038,750	2,404,538	—	882,726	8,721,072
	2012	1,500,058	750,029	2,323,500	843,000	—	—	416,092	5,832,679
	2011	1,500,000	—	3,654,000	2,002,500	2,612,600	—	702,800	10,471,900

Michael J. Kershaw Executive Vice President, CFO	2013	550,021	—	—	—	412,516	—	38,530	1,001,067
	2012	529,183	264,591	169,650	89,136	—	—	45,679	1,098,239
	2011	140,200	250,000	372,600	—	97,600	—	25,600	886,000

Robert Band President, CEO Management Services Group	2013	600,024	—	—	—	—	(139,496)	59,822	520,350
	2012	600,024	—	—	—	—	28,842	58,132	686,998
	2011	600,000	—	—	—	597,200	96,000	80,149	1,373,349

James A. Frost Executive Vice President, CEO Civil Group	2013	724,999	—	1,110,000	541,000	724,999	—	85,366	3,186,364
	2012	724,999	513,777	562,000	—	565,782	—	94,337	2,460,895
	2011	714,600	—	1,218,000	—	—	—	80,250	2,012,850

Craig W. Shaw Executive Vice President, CEO Building Group	2013	600,024	—	—	—	600,024	(96,370)	10,328	1,114,006
	2012	600,000	—	—	—	—	148,596	12,618	761,214
	2011	600,000	—	—	—	597,146	228,444	12,393	1,437,983

(1)          The current annual base salaries for our NEOs are: Mr. Tutor, $1,500,000; Mr. Kershaw, $600,000; Mr. Band, $600,000; Mr. Frost, $800,000 and Mr. Shaw, $650,000.

(2)          Amounts represent discretionary bonuses.

(3)          Stock award amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the common stock on that date.  The awards were granted under the Tutor Perini Corporation Long Term Incentive Plans discussed in “Long-Term Incentives” starting on page 27. Option award amounts represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model.  The exercise price of these options is equal to the closing price of the common stock on the date of award approval by the Compensation Committee.  The assumptions used to value stock options can be found in Note 11 — Stock-Based Compensation to our Consolidated Financial Statements contained in the 2013 Annual Report to Shareholders.  The options were granted under the Tutor Perini Corporation Long Term Incentive Plan.

(4)          These amounts represent payments made in 2014, 2013 and 2012, based on attainment of pre-tax income goals for 2013, 2012 and 2011 under our incentive compensation plans discussed in “Incentive Compensation Plan —Annual Awards” starting on page 26.

(5)          Tutor Perini has a non-contributory defined benefit pension plan which was “frozen” as of June 1, 2004, which means that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2013, 2012 and 2011, as compared to December 31, 2012, 2011 and 2010. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 4.47%, 3.58%, 4.10% and 5.18%, for December 31, 2013, 2012, 2011 and 2010, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age.  Messrs. Tutor, Kershaw, and Frost do not participate in these plans.  The present value of accrued benefits decreased in 2013 mainly due to the increase in the discount rate from 3.58% as of December 31, 2012, to 4.47% as of December 31, 2013.

(6)          The following table describes the components of “All Other Compensation” for fiscal year 2013, and the footnotes to follow discuss the valuation methodologies used for each component.

	Ronald N.	Michael J.	Robert	James A.	Craig W.
	Tutor	Kershaw	Band	Frost	Shaw
(a) Personal use of corporate aircraft	$798,948	$—	$—	$—	$—
(b) Personal financial services	23,437	—	—	—	—
(c) Vehicle expenses	60,341	25,419	33,201	29,868	5,078
(d) Company paid insurance premiums	—	7,861	21,371	50,248	—
(e) Company contributions to 401(k)	—	5,250	5,250	5,250	5,250
Total	$882,726	$38,530	$59,822	$85,366	$10,328

(a)           Personal use of corporate aircraft — As discussed on page 37 under “Employment Agreements”, Mr. Tutor is entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet.  The incremental cost to the Company in providing this benefit was calculated based on actual costs incurred for landing and parking fees, catering costs, flight crew member costs and taxes plus an estimate of fuel costs incurred based on the personal hours used multiplied by an estimated cost per gallon of fuel consumed.

(b)          Personal financial services - As discussed on page 37 under “Employment Agreements”, Mr. Tutor is entitled to an allowance covering life insurance and/or personal financial services.  The personal financial services are for accounting and tax matters provided by Company personnel as opposed to outside parties.  The incremental cost to the Company in providing the personal financial services was calculated based on the number of hours personnel worked on Mr. Tutor’s personal financial matters multiplied by their applicable salaried wage rate plus fringe benefits.

(c)    Vehicle expenses —We provide each of our NEOs with Company vehicles and/or a car allowance for business and personal use.  The incremental cost was calculated as 100% of lease or depreciation expense on the vehicles plus any fuel and repairs and maintenance that the Company has reimbursed the NEO, or the amount of the car allowance that the NEO has been paid, plus our estimate of the incremental cost in providing a driver to Mr. Tutor.  The incremental cost for the driver was based on the driver’s salary offset by an estimate of cost to provide Mr. Tutor with transportation for business purposes.  It should also be noted that the Company has provided Mr. Frost with a driver, however there was no incremental cost included in the table above as the driver’s salary was offset by an estimate of the costs to provide Mr. Frost with transportation for business purposes that approximated the driver’s salary.

(d)   Company paid insurance premiums — These amounts are the premiums paid for supplemental life and short-term disability insurance policies for our NEOs and represent the costs of programs that are not available generally to all salaried employees.

(e)    Company contributions to 401(k) — These amounts are our contributions to our 401(k) plan.

Grants of Plan-Based Awards Table

									All		Grant
									Other		Date
									Option		Fair
								All Other	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
		Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
		Incentive Plan Awards (1)			Plan Awards (2)			# of Shares	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
R. Tutor		1,500,058	2,250,087	3,225,125	—	—	—	—	—	—	—
(3)	3/28/2013	—	—	—	—	150,000	—	—	—	—	2,895,000
(3)	3/28/2013	—	—	—	—	150,000	—	—	—	20.33	1,038,750

M. Kershaw		330,013	412,516	412,516	—	—	—	—	—	—	—

R. Band		480,019	600,024	600,024	—	—	—	—	—	—	—

J. Frost		579,999	724,999	724,999	—	—	—	—	—	—	—
(4)	11/13/2013	—	—	—	—	50,000	—	—	—	—	1,110,000
(4)	11/13/2013	—	—	—	—	50,000	—	—	—	22.20	541,000

C. Shaw		480,019	600,024	600,024	—	—	—	—	—	—	—

(1) The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” starting on page 26. These awards were granted in March 2013 contingent upon the attainment of 2013 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. As discussed above, the goals were met at various levels of the applicable targets, and the Compensation Committee voted to make the payout at the applicable percentage according to the Incentive Compensation Plan formula to the above individuals in March 2013, consistent with the terms of the Incentive Compensation Plan.

(2) The Equity Incentive Plan, which consists of the Tutor Perini Corporation Long Term Incentive Plan, is discussed under “Long-Term Incentives” on starting on page 27. The restricted stock units awarded are valued at the closing price of the common stock on the grant date.

(3) In May 2009 awards granted to Mr. Tutor included 750,000 restricted stock units and 750,000 stock options which vest in five equal annual tranches of 150,000 restricted stock units and 150,000 stock options from 2010 to 2014 based on the achievement of pre-tax income goals set each year. Accordingly, the grant date fair value of the fifth tranche that was granted in 2013 is reflected above. The stock options are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee, and are valued based on the Black-Scholes option pricing model. These stock options expire in May 2019.

(4) The November 2013 award to Mr. Frost included 50,000 restricted stock units and 50,000 stock options which will vest in 2015 subject to performance metrics as discussed under “Long-Term Incentives” starting on page 27.  Accordingly, the grant date fair value of the restricted stock unit award is valued at the closing price of the Company’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards(1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald N. Tutor	600,000	150,000	—	20.33	05/28/2019	150,000	3,945,000	—	—
Michael J. Kershaw	—	—	15,000	11.31	05/30/2022	—	—	15,000	394,500
Michael J. Kershaw	—	—	—	—	—	—	—	30,000	789,000
Robert Band	75,000	—	—	12.54	11/19/2018	—	—	—	—
James A. Frost	100,000	—	—	26.19	09/05/2018	—	—	—	—
James A. Frost	—	—	50,000	22.20	11/13/2023	—	—	50,000	1,315,000
Craig W. Shaw	50,000	—	—	12.54	11/19/2018	—	—	—	—

(1)                       As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches of 150,000 options each from 2010 to 2014 based upon the achievement of pre-tax income goals set each year. The first, second, third and fourth tranches were earned in 2009, 2010, 2011 and 2012, and vested in 2010, 2011, 2012 and 2013, respectively. These tranches have not been exercised.  The fifth tranche was earned in 2013 and vested in March 2014. Mr. Kershaw’s 15,000 options will vest upon his continued employment through December 31, 2016.  The options for Messrs. Band and Shaw vested in November 2013. 100,000 of Mr. Frost’s options vested in September 2013, and 50,000 of Mr. Frost’s options will vest in March 2015 upon the achievement of a pre-tax income goal set for 2014.

(2)                       Value is based on the Company’s common stock’s closing market price of $26.30 on December 31, 2013.

(3)                       Vesting of the stock awards is scheduled according to the table below.  In 2013, Mr. Frost was awarded 50,000 restricted stock unit awards which will vest in 2015 subject to performance metrics as discussed under “Long-Term Incentives” on pages 27 through 28.

	March 2014		Oct 2014		March 2015		Dec 2016		Total
Ronald N. Tutor	150,000	(P)	—		—		—		150,000
Michael J. Kershaw	—		30,000	(T)	—		15,000	(T)	45,000
James A. Frost	—		—		50,000	(P)			50,000

(P)—Units are performance-vested.

(T)—Units are time (service)-vested.

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting (1) ($)
Ronald N. Tutor	—	—	150,000	(P)	2,802,000
Michael J. Kershaw	—	—	—		—
Robert Band	—	—	75,000	(P)	1,688,250
James A. Frost	—	—	150,000	(P)	3,780,000
James A. Frost	—	—	50,000	(P)	844,500
Craig W. Shaw	—	—	50,000	(P)	1,125,500

(1)  Reflects the closing price of the common stock on the vesting date.

(P) These awards are performance-vested.

Pension Benefits for 2013 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald N. Tutor	—	—	—	—
Michael J. Kershaw	—	—	—	—
Robert Band	Pension Plan	36	665,657	—
	BEP	36	607,999	—
James A. Frost	—	—	—	—
Craig W. Shaw	Pension Plan	28	633,886	—
	BEP	28	670,348	—

(1)         Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 4.47%.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is non-contributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws. Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our NEOs will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

The normal retirement benefit under these plans is equal to:

•                  0.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•                  1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.  The ages of Mr. Band and Mr. Shaw are 66 and 59, respectively.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald N. Tutor Employment Agreement

In merging with Tutor-Saliba in September 2008, the Company not only secured enhanced opportunities to acquire a higher volume of quality Civil Group business based on Tutor-Saliba’s resume, but also more closely aligned Mr. Tutor’s compensation with growth in shareholder value.  With regard to Mr. Tutor’s compensation and in entering into the employment agreement with Mr. Tutor in 2008, the Compensation Committee considered a number of factors in developing a range of reasonable total target compensation including: (i) the level of compensation Mr. Tutor had in place in his role as the President and Chief Executive Officer of Tutor-Saliba, prior to merging with the Company, (ii) the compensation philosophies of privately held peer companies which are geared toward earnings, (iii) compensation data from our publicly held peers, and (iv) alignment of Mr. Tutor’s compensation with growth in shareholder value through long-term equity awards.

On June 1, 2012, the Company entered into an amended and restated employment agreement with Ronald N. Tutor (the “Amended Agreement”).  The Amended Agreement supersedes the employment agreement originally entered into with Mr. Tutor on December 23, 2008, and as amended by Amendment No. 1 dated March 20, 2009 (collectively, the “Original Agreement”).

The Amended Agreement extends the initial term of Mr. Tutor’s employment through December 31, 2016.  Mr. Tutor continues to serve as the Company’s Chief Executive Officer, as a member of the Company’s Board of Directors and as Chairman of the Board.  Mr. Tutor’s annual base salary of at least $1,500,000 remains unchanged.  Subject to performance criteria to be determined by the Compensation Committee, effective for periods beginning after June 1, 2012, Mr. Tutor is to be paid an annual bonus of 150% of salary (reduced from 175% under the Original Agreement), which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target.  Under the Amended Agreement, Mr. Tutor’s incentive-based compensation will be subject to clawback by the Company in the manner required by the Company’s recoupment policy.  Whereas, under the Original Agreement, Mr. Tutor was considered for equity incentives at the discretion of the Compensation Committee, under the Amended Agreement his equity incentives will be based on the achievement of performance criteria to be established in the beginning of each applicable fiscal year for fiscal years 2014 through 2016, commensurate with the extended term of the Amended Agreement.  Mr. Tutor continues to receive various benefits and perquisites including: (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions; (iii) 30 days of vacation; and (iv) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Certain perquisites provided to Mr. Tutor under the Original Agreement have been reduced or eliminated such as: (i) eliminating the use of an apartment in Las Vegas; and (ii) removing the formal allowance for personal financial services and life insurance policies.

The initial term of the Amended Agreement which ends on December 31, 2016 extends automatically for successive one-year periods, unless the Company or Mr. Tutor notifies the other party in writing at least 90 days in advance of the anniversary date that such party is electing not to extend the term of employment under the Amended Agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for six months after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees.  Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

The Amended Agreement, effective as of September 8, 2013, eliminates the excise tax gross-up obligation requiring the Company to indemnify Mr. Tutor for excise taxes that may be imposed on him by reason of the application of Sections 280G and 4999 of the Internal Revenue Code for payments and benefits that he may receive in connection with a change in control of the Company.

Certain payments would be payable to Mr. Tutor in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2013:

	Base			O/S Equity	Cash Lump	Cutback Related
	Salary	Bonus	Benefits	Awards	Sum	to Best Payment	Total
Triggering Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
A. Death	—	—	173,084	29,400,000	—	—	29,573,084

B. Disability	—	—	173,084	29,400,000	—	—	29,573,084

C. Termination by Employer for Cause or by Executive without Good Reason	—	—	173,084	—	—	—	173,084

D. Termination by Employer without Cause or by Executive with Good Reason	—	—	263,059	29,400,000	7,500,290	—	37,163,349

E. Change in Control (7)	—	—	308,046	29,400,000	11,250,435	—	40,958,481

(1)                  In all cases, accrued salary through the date of termination would be due to Mr. Tutor.  As of December 31, 2013, Mr. Tutor was not owed any accrued salary.

(2)                  The incentive compensation for 2013 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E.  No payment would be due under Events A, B or C.  As of December 31, 2013, Mr. Tutor was not owed any unearned bonus.

(3)                  Benefits include vacation, health benefits, other insurance and the cumulative unused hours of personal use of the Company’s business jet which would remain available for future use.  Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2013, valued at approximately $173,084).  Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $89,975 at December 31, 2013), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.  Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 36 months at December 31, 2013 (estimated at $134,962), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. In all cases, Mr. Tutor would be entitled to the cumulative unused hours as of December 31, 2013 of personal use of the Company’s business jet which would remain available for future use.

(4)              Mr. Tutor had 675,000 restricted stock units and 1,275,000 stock options awards outstanding at December 31, 2013. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $26.30 on December 31, 2013. Additionally, for purposes of Event E, the options have a parachute value of $27,117,930, which gives rise to additional gross-up payments (refer to footnotes (7) and (8) below.)

(5)                  A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(6)                  If any amounts owed to Mr. Tutor in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Tutor after imposition of the excise tax would be greater (in which case no reduction will occur).

(7)                  This event applies if there is a change in control and Mr. Tutor is terminated other than for “Cause” or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the employment agreement for “Good Reason” within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for “Cause” generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for “Cause” after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for “Good Reason”, Mr. Tutor must notify Tutor Perini of the existence of the event of “Good Reason” within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

James A. Frost Employment Agreement

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost had served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the employment agreement.

Pursuant to the employment agreement, Mr. Frost will receive an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and will be eligible to participate in the Company’s equity incentive plan. Mr. Frost will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including: (i) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, and (ii) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, has also approved two merit-based increases totaling $125,000 to Mr. Frost’s annual base salary, resulting in a current annual base salary of $800,000.

The employment agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

Pursuant to the terms of the employment agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

Certain payments would be payable to Mr. Frost in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2013:

	Base			O/S Equity	Cash Lump
	Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
A. Death	—	—	41,827	7,724,500	—	7,766,327

B. Disability	—	—	41,827	7,724,500	—	7,766,327

C. Termination by Employer for Cause or by Executive without Good Reason	—	—	41,827	—	—	41,827

D. Termination by Employer without Cause or by Executive with Good Reason	—	—	79,222	7,724,500	2,174,997	9,978,719

E. Change in Control (6)	—	—	—	7,724,500	—	7,724,500

(1)                  In all cases, accrued salary through the date of termination would be due to Mr. Frost.  As of December 31, 2013, Mr. Frost was not owed any accrued salary.

(2)                  The incentive compensation for 2013 performance would be due to Mr. Frost at the time payment is made to all executives under Event D.  No payment would be due under Events A, B or C.  As of December 31, 2013, Mr. Frost was not owed any unearned bonus.

(3)                  Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2013, valued at approximately $41,827).  Event D would require continuation of health and insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $37,395 at December 31, 2013), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)                  Mr. Frost had 200,000 restricted stock units and 300,000 stock options awards outstanding at December 31,2013. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $26.30 on December 31, 2013.

(5)                  A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Event D.

(6)                  Although Mr. Frost’s employment agreement does not include a “change in control” triggering event, pursuant to the terms of the Long Term Incentive Plan, all outstanding equity awards would immediately vest and outstanding options would be exercisable in the event of a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Frost’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Frost, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Frost in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for “Cause” generally requires written notice to Mr. Frost and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Frost is to be terminated for “Cause” after giving him an opportunity to be heard by the Board.

Mr. Frost will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any reduction in his titles or responsibilities, or (ii) any reduction in his compensation or benefits.

As of December 31, 2013, none of our other executive officers has an agreement with us providing for termination benefits.  However, under the Long Term Incentive Plan, upon a change in control, all outstanding equity awards, stock options and restricted stock units, immediately vest.  As of December 31, 2013, pursuant to the Long Term Incentive Plan, Messrs. Kershaw, Band and Shaw have $1,802,850, $1,032,000 and $394,500, respectively, of outstanding equity awards that will immediately vest upon a change in control.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $26.30 on December 31, 2013.

Director Compensation

Our Compensation Committee recommends the level of compensation to be paid to our Board. In 2013, the Committee reviewed the Company’s public company peer group board compensation levels and, as a result, recommended that the equity retainer of 1,000 shares per year be increased to an annual award of $150,000 payable in shares, leaving all other elements of compensation unchanged. This recommendation was approved by the Board and implemented for 2013. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person and $300 per meeting attended telephonically.  The Lead Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The following table sets forth compensation information for 2013 for each member of our Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($)	($)	($)	($)	($)
Marilyn A. Alexander	93,600	150,000	—	—	—	—	243,600
Peter Arkley	87,800	150,000	—	—	—	—	237,800
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Sidney J. Feltenstein	20,000	37,500	—	—	—	—	57,500
Michael R. Klein	50,900	230,000	—	—	—	—	280.900
Martin R. Melone	63,600	200,000	—	—	—	—	263,600
Robert L. Miller (d)	83,600	150,000	—	—	—	—	233,600
Raymond R. Oneglia	53,600	190,000	—	—	—	—	243,600
Donald D. Snyder	91,400	150,000	—	—	—	—	241,400
Dickran M. Tevrizian, Jr.	47,200	190,000	—	—	—	—	237,200
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)                Our directors receive an annual cash retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here.  The details of each director’s election pertaining to the $80,000 cash retainer payment are as follows:

	Cash		Share	Stock
Name	Payment ($)	# Shares	Price * ($)	Value ($)
Marilyn A. Alexander	80,000	—	—	—
Peter Arkley	80,000	—	—	—
Sidney J. Feltenstein	20,000	—	—	—
Michael R. Klein	—	4,289	18.65	80,000
Martin R. Melone	30,000	2,680	18.65	50,000
Robert L. Miller	80,000	—	—	—
Raymond R. Oneglia	40,000	2,144	18.65	40,000
Donald D. Snyder	80,000	—	—	—
Dickran M. Tevrizian	40,000	2,144	18.65	40,000

* Closing price on date of grant.

(b)                Our directors also receive an equity retainer in the amount of $150,000 payable in shares of common stock, on the business day following the annual meeting of shareholders.

(c)                 Mr. Band and Mr. Tutor are NEOs, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

(d)                Mr. Miller served as a director until his death in August 2013.

Mr. Klein had an equity award in the form of 100,000 restricted stock units that vested on September 4, 2013.  None of our other non-employee directors have any outstanding equity awards as shares of common stock are typically only issued to non-employee directors as part of their annual retainer fee.

In 2012, the Company implemented a policy requiring the NEOs as well as outside directors and other executives designated by the Compensation Committee to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, outside directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to either the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee and the Board, as applicable, in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba.  The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors.  Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of common stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba.  Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to his Employment Agreement.  See “Employment Agreements” starting on page 36.  In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger.  As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding common stock.  The shares owned by the two trusts are subject to certain restrictions contained in the Amended Shareholders Agreement as described below.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini.  The shareholders agreement was amended by a first amendment dated September 17, 2010, a second amendment dated June 2, 2011, a third amendment dated September 13, 2011, and a fourth amendment dated March 20, 2013.

Composition of the Board of Directors

The Amended Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of common stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when he designated Mr. Feltenstein for nomination and election to the Board. In addition, for so long as Mr. Tutor serves as the Chief Executive Officer of Tutor Perini, he will be nominated for election to the Board.  At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Amended Shareholders Agreement, until the later of September 8, 2011 or the date on which the Tutor Group owns less than 20% of the outstanding shares of common stock, the Tutor Group will vote all of their shares of common stock in support of the Board’s slate of directors, and on all other matters to be voted on by shareholders, the Tutor Group will vote their shares of common stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of common stock (excluding the Tutor Group) are voted on such matter.

These voting restrictions terminated effective November 16, 2012 when the Tutor Group’s ownership percentage decreased to less than 20% of the outstanding shares of common stock of the Company.

Standstill

Pursuant to the Amended Shareholders Agreement, until the later of September 8, 2011 or the date on which the Tutor Group owns less than 20% of the outstanding shares of common stock, the Tutor Group may not take certain actions that may be deemed to be actions to obtain control of Tutor Perini, including:

•                 acquiring or offering to acquire shares of the common stock that will result in the Tutor Group collectively owning shares of stock equal to more than the percentage of the total outstanding shares of common stock to be held by them at the effective time of the merger (approximately 43%);

•                 directly or indirectly soliciting proxies;

•                 forming a “group” within the meaning of the federal securities laws;

•                 granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

•                 initiating shareholder proposals;

•                 seeking election of new board members or replacement of current board members;

•                 seeking to call shareholder meetings;

•                 making any public announcement or proposal with respect to any form of business combination transaction involving Tutor Perini; or

•                 seeking publicly to have Tutor Perini waive, amend or modify any of the standstill provisions contained in the Amended Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Board or the exercise of any voting rights with regard to shares of the common stock.

These standstill restrictions terminated effective November 16, 2012 when the Tutor Group’s ownership percentage decreased to less than 20% of the outstanding shares of common stock of the Company.

Transfer Restrictions

Prior to March 20, 2013, the Amended Shareholders Agreement contained certain restrictions on the ability of Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer certain shares of Company common stock; however, the fourth amendment to the Amended Shareholders Agreement provided that such transfer restrictions were terminated as of such date.

Registration Rights

Pursuant to the Amended Shareholders Agreement, Tutor Perini has agreed to give the Tutor Group certain registration rights with respect to the shares of the common stock acquired pursuant to the merger.  After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Amended Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering.  Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $180,000, which increase at 3% per annum beginning August 1, 2009 and expire on July 31, 2016.  Lease expense for these leases recorded on a straight-line basis was $2.5 million for the year ended December 31, 2013.

O&G Joint Ventures

Raymond R. Oneglia, one of our directors, is the Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”). As of December 31, 2013, the Company had a 30% interest in a joint venture with O&G as the sponsor involving a highway construction project for the State of Connecticut with an estimated total contract value of approximately $368 million, scheduled for completion in 2017.  Under this arrangement, O&G Industries provides project-related equipment and services directly to the customer on customary trade terms.  In accordance with the joint venture agreement, O&G Industries was paid $6.9 million in 2013.  The Company’s participation in this joint venture was reviewed by the Audit Committee in accordance with the Company’s policy.  O&G’s cumulative holding of the Company’s stock was 600,000 shares, or 1.24% of total common shares outstanding as of December 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Ronald N. Tutor, Chairman of the Board and Chief Executive Officer, and the Ronald N. Tutor Separate Property Trust (a separate entity that owns more than ten percent of Tutor Perini’s common stock) each had one Form 4 filed on their behalf one day late on September 20, 2013 due to an administrative oversight.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 20, 2014 of the common stock by each director and nominee; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock
	Beneficially Owned on
	March 20, 2014
	(1) (2)
Name	Shares		%
Directors and Executive Officers
Ronald N. Tutor	9,156,375	(3)(4)	18.6%
James A. Frost	509,442	(5)	1.1%
Michael R. Klein	476,640		**
Robert Band	145,261	(4)	**
Craig W. Shaw	137,513	(4)	**
Raymond R. Oneglia	38,151	(6)	**
Peter Arkley	30,042		**
Dickran M. Tevrizian, Jr.	26,391		**
Donald D. Snyder	17,252		**
Martin R. Melone	16,280		**
Marilyn A. Alexander	15,035		**
Sidney J. Feltenstein	1,678
Dale A. Reiss	—		—
Michael J. Kershaw	—		—
Kenneth R. Burk	—	(7)	—

All Directors and Executive Officers as a Group (16 persons)	10,758,863		21.9%
Beneficial Ownership of 5% or More
Ronald N. Tutor, 15901 Olden Street, Sylmar, CA 91342	9,156,375	(3)	18.6%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	3,545,204	(8)	7.3%
AllianceBernstein LP, 1345 Avenue of the Americas, New York, NY 10105	3,490,690	(8)	7.2%
FMR LLC, 245 Summer Street, Boston, MA 02210	2,856,808	(8)	5.9%

**                   Less than 1%.

(1)                  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of March 20, 2014 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Messrs. Tutor, Band, and Shaw have 750,000, 75,000, and 50,000 options shares, respectively, which are exercisable within 60 days of March 20, 2014.  There are no restricted stock units that will vest within 60 days of March 20, 2014.

(2)                  Based on 48,527,960 shares of common stock outstanding as of March 20, 2014.

(3)                  Based on 8,023,120 shares held by Ronald N. Tutor Separate Property Trust and 383,255 shares held by Ronald N. Tutor 2009 Dynasty Trust and 750,000 option shares exercisable within 60 days of March 20, 2014. Both trusts controlled by Ronald N. Tutor and parties to the Amended Shareholders Agreement; see “Amended Shareholders Agreement” on page 43.

(4)                  Includes 4,500,000 shares that have been pledged as collateral for a line of credit. Mr. Tutor’s shares subject to stock ownership and holding requirements do not include pledged common stock.

(5)                  Includes 229,861 shares that have been pledged as collateral for a loan. Mr. Frost’s shares subject to stock ownership and holding requirements do not include pledged common stock.

(6)                  Does not include 500,000 shares owned by O&G Industries, Inc. for which Mr. Oneglia serves as the Vice Chairman and as a director.  Mr. Oneglia disclaims beneficial ownership of all 500,000 shares, except to the extent of his pecuniary interest therein.

(7)                  Mr. Burk served as Executive Vice President and Chief Executive Officer of the Specialty Contractors Group until his resignation in May 2013.

(8)                  According to Schedule 13G filed with the SEC on February 10, 11, and 14, 2014, respectively.

Performance Graph

The following graph compares the cumulative 5-year total return to shareholders on our common stock relative to the cumulative total returns of the NYSE Composite Index and the Dow Jones Heavy Construction Index (“DJ Heavy Construction”). We selected the DJ Heavy Construction because we believe the index reflects the market conditions within the industry, in which we primarily operate. The comparison of total return on investment, defined as the change in year-end stock price plus reinvested dividends, for each of the periods assumes that $100 was invested on December 31, 2008, in each of our common stock, the NYSE and the DJ Heavy Construction, with investment weighted on the basis of market capitalization.

The comparisons in the following graph are based on historical data and are not intended to forecast the possible future performance of our common stock.

	Fiscal year Ending December 31,
	2008	2009	2010	2011	2012	2013
Tutor Perini Corp	100.00	77.35	95.67	55.14	61.22	117.52
NYSE Composite Index	100.00	124.80	138.34	129.88	146.66	180.65
DJ Heavy Construction	100.00	113.81	145.55	119.54	144.42	188.76

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2014. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2014 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP.  Deloitte & Touche LLP has been our independent registered public accounting firm since 2002.  Representatives of Deloitte & Touche LLP will be present at the 2014 Annual Meeting of Shareholders, will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2013 and 2012, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2013	2012
Audit Fees	$3,698,000	$3,470,000
Audit-Related Fees (1)	140,000	148,000
Tax Fees	131,000	517,500
Total Fees	$3,969,000	$4,135,500

(1) Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.

Deloitte & Touche LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC rules governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholder to approve the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the CD&A and the related tables and narrative disclosures. We believe that the Company’s NEO compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the Named Executive Officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2015 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 18, 2014 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2015 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 28, 2015, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2015 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2015 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 29, 2014, nor later than March 14, 2015. If the 2015 Annual Meeting of Shareholders is advanced by more than 7 calendar days from May 28, 2015, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2015 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2015 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” on page 11 for a description of the requirements for submitting a candidate for nomination as a director at the 2015 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 20, 2014 in order to receive them before the Annual Meeting of Shareholders on May 28, 2014.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000209872_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Marilyn A. Alexander 03 Peter Arkley 04 Robert Band 05 Sidney J. Feltenstein 06 Michael R. Klein 07 Raymond R. Oneglia 08 Dale Anne Reiss 09 Donald D. Snyder 10 Dickran M. Tevrizian Jr TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Tutor Perini Corp. for the fiscal year ending December 31, 2014. 3 Advisory (non-binding) vote to approve named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000209872_2 R1.0.0.51160 For shareholders who would prefer to receive a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (as filed with the Securities and Exchange Commission, except for exhibits), it will be furnished without charge upon written or oral request to: Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 28, 2014 10:00 AM Pacific Daylight Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Robert Band and Michael J. Kershaw, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Pacific Daylight Time on May 28, 2014 at 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side